Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION
OF
DREW INDUSTRIES INCORPORATED
The present name of the corporation is DREW INDUSTRIES INCORPORATED (hereinafter the “Corporation”). The Corporation was incorporated under the name “Drew Industrial Corporation” by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on March 20, 1984. This Restated Certificate of Incorporation of the Corporation only restates and integrates and does not further amend the provisions of the Corporation’s certificate of incorporation as heretofore amended, restated and supplemented, and there is no discrepancy between the provisions of the certificate of incorporation as heretofore amended, restated and supplemented and the provisions of this Restated Certificate of Incorporation. This Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware. The certificate of incorporation of the Corporation as heretofore amended, restated and supplemented is hereby integrated and restated to read in its entirety as follows:
FIRST:    The name of the Corporation is
DREW INDUSTRIES INCORPORATED
SECOND:    The registered office of the Corporation is located at 2711 Centerville Road, Suite 400, in the City of Wilmington 19808, in the County of New Castle, in the State of Delaware. The name of its registered agent at that address is Corporation Service Company.
THIRD:    The purpose of the Corporation is to engage in any lawful act or activity for which a Corporation may be organized under the General Corporation Law of Delaware.
FOURTH:    Section A.    The total number of shares of all classes of stock which the Corporation shall have the authority to issue is seventy-five million (75,000,000) shares of Common Stock, par value $0.01 per share.
Section B.    Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held of record on all matters on which stockholders generally are entitled to vote. Subject to the provisions of law, dividends may be paid on the Common Stock at such times and in such amounts as the Board of Directors shall determine.
FIFTH:    Section A.    The business and affairs of the Corporation shall be managed under the direction of the Board of Directors, which shall consist of not less than three nor more than twelve persons. The exact number of directors that constitute the whole Board within the minimum and maximum limitations specified in the preceding sentence shall be such number as from time to time shall be fixed by, or in the manner provided in, the Corporation’s by-laws.
Section B.    Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors and any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled by a majority vote of the directors then in office, and directors so chosen shall hold office for a term expiring at the next following Annual Meeting of Stockholders. No decrease in the number of directors constituting the Board of Directors shall be effective until the next following Annual Meeting of Stockholders.
Section C.    The Board of Directors shall have power without the assent or vote of the stockholders to make, alter, amend, change, add or to repeal the By-Laws of the Corporation; to fix and vary the amount of shares of stock, or capital of the Corporation to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the Corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends.
Section D.    In addition to the powers expressly conferred upon them in this Certificate of Incorporation or by statute, the directors are further empowered to exercise all powers and do all acts as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this Certificate of Incorporation, and to any By-Laws from time to time made by the stockholders; provided, however, that no By-Laws so made shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been made.
Section E.    Special meetings of the stockholders of the Corporation may be called by the Board of Directors or by the President or by a majority of the stockholders entitled to vote at such a meeting.
SIXTH:    The Corporation shall, to the full extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto. If Section 145 shall be repealed, the Corporation shall indemnify any persons, and to the same extent, as it would have been able to do under Section 145 in the form Section 145 existed immediately before its repeal as if it had not been repealed. The by-laws of the Corporation as adopted and amended from time to time by the Board of Directors may make any provision with respect to the indemnification permitted by this Article SIXTH in furtherance of the indemnification provisions of this Article SIXTH, provided such by-law or by-laws are not inconsistent with this Article SIXTH or Section 145, and provided further that no by-law in any way diminishes the scope or extent of the indemnification provided for in this Article SIXTH or in Section 145. No director of the corporation shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.
SEVENTH:    The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.
IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be executed by the undersigned, its duly authorized officer, on this 16th day of December, 2015.

DREW INDUSTRIES INCORPORATED

By:	/s/ Robert A. Kuhns
Name: Robert A. Kuhns
Title: Vice President